EXHIBIT 1

JOINT FILING AGREEMENT

February 2, 2017

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, PEAK6 LLC, PEAK6 Investments, L.P., PEAK6 Capital Management LLC, Matthew Hulsizer and Jennifer Just, each hereby agree to the joint filing of this statement on Schedule 13G (including any and all amendments hereto) with respect to the common stock of FBR & Co. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

PEAK6 LLC

/s/ Matthew Hulsizer, Manager   Matthew Hulsizer

/s/Matthew Hulsizer
Name/Title   Signature

    Jennifer Just

/s/Jennifer Just
    Signature

PEAK6 Investments, L.P.

/s/ Jay Coppoletta, Chief Corporate Development & Legal Officer
Name/Title

PEAK6 Capital Management LLC

/s/ Jason Kunreuther, COO
Name/Title